Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors:

We consent to the incorporation by reference in the registration statement (No. 333-74163) on Form S-3 and registration statements (Nos. 333-49912, 33-24415, 33-62541, 333-64661, 333-30528 and 333-105033) on Form S-8 of Sigma-Aldrich Corporation (the Company) of our reports dated February 26, 2009, with respect to the consolidated balance sheets of Sigma-Aldrich Corporation as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of Sigma-Aldrich Corporation.

As discussed in Note 1 to the consolidated financial statements, the Company adopted the recognition and disclosure provision as required by Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans as of December 31, 2006.

As discussed in Note 9 to the consolidated financial statements, effective January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of Statement of Financial Accounting Standard No. 109.

/s/ KPMG LLP

St. Louis, Missouri
February 26, 2009